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                                                                 EXHIBIT 10.13.2

                      THIRD MODIFICATION OF LEASE AGREEMENT

                  This Third Modification of Lease Agreement ("Agreement"), made this 8 day of May, 2002, by and between METROPLEX ASSOCIATES, a New Jersey partnership, having an address c/o of Atlantic Realty Development Corp., 90 Woodbridge Center Drive, Woodbridge, New Jersey 07095 (the "Landlord"), and HANOVER CAPITAL MORTGAGE CORP., a Missouri corporation, having an address at Metroplex Corporate Center I, 100 Metroplex Drive, Edison, New Jersey 08817 (the "Tenant").

                              W I T N E S S E T H:

                  WHEREAS, by lease dated March 9, 1994 (the "Original Lease"), Landlord leased to Tenant and Tenant hired from Landlord certain premises (the "Original Space") having a gross rentable area of approximately 5,834 square feet constituting a portion of the third floor of the building (the "Building") known as Metroplex Corporate Center I, 100 Metroplex Drive, Edison, New Jersey 08817; and

                  WHEREAS, by document entitled "First Modification and Extension of Lease%, Agreement", dated February 28, 1997 (the "First Modification"), the term of the Lease was extended until 6:00 p.m. on June 30, 2002; and

                  WHEREAS, by document entitled "Second Modification and Extension of Lease Agreement", dated April 22, 2002 (the "Second Modification"), the term of the Lease was extended until 6:00 p.m. on April 30, 2005; and

                  WHEREAS, the Lease, the First Modification and the Second Modification are herein collectively referred to as the "Lease"; and

                  WHEREAS, Landlord and Tenant desire to further modify the Lease as hereinafter provided;

                  NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

                  1. Premises. Commencing on May 3, 2002, (the "Additional Space Commencement Date"), the definition and description of the Premises in the Lease shall be modified and amended to include certain additional premises having a gross rentable area of approximately 777 square feet located on the third floor of the Building (the "Additional Space"), which Additional Space is more particularly described on Exhibit A annexed hereof. As a result of the foregoing, the definition and description of the Premises in the Lease shall, as of the Additional Space Commencement Date, refer to the Original Space described in the Original Lease together with the Additional Space described herein, and shall have a gross rentable area of approximately 6,611 square feet.

                  2. Term. (a) The term for the Additional Space shall commence on the Additional Space Commencement Date and shall be co-terminus with the term of the Lease for the Original Space (ie., expiring at 6:00 p.m. on April 30, 2005), subject to any renewal thereof.

                  (b) Landlord may not be able to deliver possession of the Additional Space to Tenant on the date specified hereinabove as the Additional Space Commencement Date by reason of Landlord's inability to obtain actual possession of the Additional Space from any existing tenant, by reason of Landlord's failure to substantially complete Landlord's Additional Space Work (as hereinafter defined), or for any other reason. Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Additional Space to Tenant on the date specified hereinabove as the Additional Space Commencement Date. In such event, the Additional Space Commencement Date shall be delayed until possession of the Additional Space is delivered to

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Tenant but the term for the Additional Space shall not be extended and shall remain co-terminus with the term of the Lease for the Original Space.

                  3. Fixed Rent. (a) Commencing on the Additional Space Commencement Date and ending on April 30, 2005, Tenant shall pay to Landlord annual Fixed Rent for the Additional Space in an amount equal to the product of the gross rentable area of the Additional Space multiplied by $17.25 per square foot (ie. 777 square feet x $17.25 = $13,403.25 per annum/$l,116.94 per month). Fixed Rent for the Additional Space for the month of May, 2002 shall be prorated. In addition to the Fixed Rent payable for the Additional Space, as hereinabove set forth, Tenant shall continue to pay to Landlord annual Fixed Rent for the Original Space at the rates set forth in the First Modification and the Second Modification.

                  (b) Fixed Rent shall be payable in equal monthly installments, as aforesaid, in advance on the first day of each and every calendar month of the term of the Lease in lawful money of the United States of America in the office of Landlord or at such other place as may hereafter be designated by Landlord. Fixed Rent shall be paid to Landlord without notice or demand and without deduction, setoff or other charge therefrom or against the same.

                  4. Proportionate Share. The Lease is amended to provide that effective as of the Additional Space Commencement Date, Tenant's Proportionate Share, as defined in Article 3 of the Original Lease, shall be changed from 4.64% to 5.25%.

                  5. Insurance. The Lease is supplemented to provide that Tenant shall, at its cost and expense, procure all policies of insurance for the purpose of insuring the Additional Space in accordance with the terms set forth in Article 4 of the Original Lease. Policies of such insurance, or certificates thereof, together with reasonable evidence of premium payment therefor, shall be delivered to Landlord upon execution of this Agreement.

                  6. Additional Rent. All provisions for the payment of additional rent set forth in the Lease, including, without limitation, all provisions pertaining to the payment of "Operating Costs" and "taxes" (as said terms are defined in Article 18 of the Lease) shall continue to apply without modification, except as may be set forth herein.

                  7. Electric Charges. The Lease is supplemented to provide that from and after the Additional Space Commencement Date, in addition to Tenant's obligation to pay all charges for electricity, light, heat or other utility used by Tenant at the Original Space, Tenant shall also pay, as additional rent, all charges for electricity, light, heat or other utility used by Tenant at the Additional Space. If electric energy consumed in the Additional Space is not separately metered, either by the utility company or by Landlord, and billed to Tenant, Tenant shall pay Landlord for such electric energy the sum of $971.25 per annum (ie , $1.25 per square foot of gross rentable area of the Additional Space) in equal monthly installments of $80.94 each on the first day of each month during the term of the Lease commencing on the Additional Space Commencement Date. Such sum of $971.25 shall be subject to increase in accordance with increases in electric charges payable by Landlord. In addition, either Landlord or Tenant may, at any time, at its sole cost and expense, engage an electrical consultant, approved by Landlord, to make a survey of the electric energy demand in the Additional Space and to determine the average monthly electric consumption in the Additional Space. The findings of said consultant as to the average monthly electric consumption of Tenant shall be deemed conclusive and binding upon the parties. From and after said consultant has submitted its report, Tenant shall pay to Landlord, as additional rent, on the first day of each month during the balance of the term of the Lease (or until another such survey is performed or a separate electric meter is installed for the Additional Space), in advance, the amount set forth in the survey as the monthly electric consumption.

                  8. Brokerage Commission. Tenant warrants and represents that it has not dealt or negotiated with any real estate broker or salesman in connection with this Agreement other than Newmark JGT of New Jersey, LLC (the "Broker") or representatives thereof. Tenant shall and hereby does indemnify and hold Landlord harmless from and against any real estate commissions, fees, charges or the like, or claims therefor, including any and all costs incurred in connection

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therewith, arising out of the within transaction payable to any party other than the Broker except to the extent any such claim or commission is based solely upon Landlord's acts. Landlord shall pay any commission due to the Broker pursuant to a separate agreement.

                  9. Landlord's Additional Space Work. Landlord shall, at its cost and expense, perform the following work at the Additional Space ("Landlord's Additional Space Work"): (i) paint the interior of the Additional Space using Building standard paint, (ii) remove the existing carpet and install new carpet at the Additional Space using Building standard materials, and (iii) replace one (1) missing window blind at the Additional Space. It is expressly understood and agreed to by and between the parties hereto that, except for Landlord's Additional Space Work, Tenant shall accept possession of the Additional Premises in its present condition "as is", and Landlord shall not be obligated to perform any additional work of any type or nature whatsoever in connection with this Agreement. Tenant shall, at its cost and expense, obtain any governmental permits and approvals which may be required for its use or occupancy of the Additional Space.

                  10. Right of First Notification. Tenant's Right of First Notification, set forth in the First Modification and the Second Modification, shall not apply to the Additional Space.

                  11       Defined Terms. The terms used in this Agreement and
not defined herein shall have the respective meanings indicated in the Lease, unless the context requires otherwise.

                  12. No Other Changes. The intent of this Agreement is only to modify and amend those provisions of the Lease as herein specified. Except as herein specifically modified, changed and amended, all of the terms and conditions of the Lease shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Third Modification and Extension of Lease as of the day and year first above written.

WITNESS:                                        METROPLEX ASSOCIATES
                                                (Landlord)

/s/ [ILLEGIBLE]                                 By: /s/ David Halpern, Partner
-------------------------                           ----------------------------
                                                        David Halpern, Partner

ATTEST:                                         HANOVER CAPITAL MORTGAGE CORP.
                                                (Tenant)

By:________________________________             By: /s/ [ILLEGIBLE]
                                                    ----------------------------
                                                        [ILLEGIBLE]
Name:______________________________

Title:_____________________________

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                                    EXHIBIT A

                                ADDITIONAL SPACE

                                  [FLOOR MAP]

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